Exhibit 10.8

NANOSTRING TECHNOLOGIES, INC.

ROBERT BRADLEY GRAY EMPLOYMENT AGREEMENT

This Agreement is entered into as of May 24, 2010 (this “Agreement”) by and between NanoString Technologies, Inc., a Delaware corporation (the “Company”), and Robert Bradley Gray (“Executive”).

1. Duties and Scope of Employment.

(a) Title and Duties. It is expected that Executive will commence employment on or before June 25, 2010 (such commencement date, the “Start Date”). As of the Start Date, Executive will serve as the President and Chief Executive Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the Company’s Board of Directors (the “Board”) and will perform such duties in the location requested by the Board. It is the Company’s expectation that Executive relocate to the Seattle area as soon as possible, and in no event later than September 1, 2010. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. During the Employment Term, Executive agrees to the best of his ability and experience that he will at all times loyally and conscientiously perform all of the duties and obligations required of and from him pursuant to the terms hereof, and to the reasonable satisfaction of the Company. During the Employment Term, Executive further agrees that he will devote all of his business time and attention to the business of the Company; the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice; he will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, including but not limited to sitting on the Board of Directors of any for-profit corporation without the prior written consent of the Board; and he will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this Agreement will prevent Executive from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2. At-Will Employment. The parties agree that Executive’s employment with the Company is “at-will” employment and may be terminated at any time with or without cause or notice, subject to the terms and conditions set forth herein. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive as compensation for his services a base salary at the annualized rate of $325,000 (the

“Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings, and shall be subject to annual review by the Board for any appropriate adjustment.

(b) Bonus. Executive shall be entitled to receive an annual, performance-based, target cash bonus of forty percent (40%) of Executive’s Base Salary for each calendar year, which bonus shall be awarded in the Board’s sole discretion and shall be based on Executive’s performance in the calendar year against metrics established for such year by the Board and the Company’s senior management team. This bonus, or any portion thereof, shall be paid by no later than March 15 following the calendar year in which the bonus is earned. For the year ending December 31, 2010, Executive’s bonus payment will be guaranteed, and will be equal to $62,500, payable in accordance with the Company’s normal practice for annual bonus payments, but no later than March 15, 2011. If Executive is terminated by or leaves the Company prior to the end of a given calendar year, then the Company shall have no obligation to pay a bonus to Executive for such year. In addition, the Company will pay the Executive a bonus in the amount of $52,000, less applicable tax withholdings on each January 1st through and until January 1, 2014 (the “Special Bonus”) subject to Executive’s continued employment with the Company through each such payment date except as otherwise provided herein. Notwithstanding the foregoing, in the event of a Change in Control (as defined in the Equity Plan (as defined below), and provided that such transaction also qualifies as a change in control event within the meaning of U.S. Treasury Regulation 1.409A-3(i)(5)(v) or (vii)), all unpaid Special Bonuses shall be immediately paid to Executive within thirty (30) days of the closing of such Change in Control, subject to Executive’s continued employment with the Company through the closing of the Change in Control.

(c) Relocation and Housing Expenses. The Company will provide Executive with a relocation allowance for relocation expenses of up to $100,000 with the amount adjusted such that it is grossed up for federal income taxes related to the payment or reimbursement of taxable relocation expenses so that the after-tax benefit to the Executive is equal to $100,000. All expenses to be paid directly by the Company or reimbursed to Executive must be supported by receipts or other appropriate documentation and must be submitted by no later than December 31, 2010. Reimbursements will be made as soon as administratively practicable following approval of the reimbursement, but in no event later than March 15, 2011. Any tax gross-up to be paid pursuant to this Section 3(c) shall be paid by the Company as soon as reasonably practicable, but in no event later than the end of the calendar year in which the reimbursement is made. The Company will also pay legal fees of up to $5,000 related to the review of this Agreement, which will be paid or reimbursed no later than September 30, 2010.

(d) Equity grants.

(i) At the first Board meeting following the Start Date and provided the Company has received an independent valuation of the Company’s common stock in accordance with the provisions of Section 409A (as defined in Section 11), the Company shall recommend that Executive be granted (1) an early exercisable stock option to purchase a total of 7,741,000 shares of the Company’s common stock (the “Initial Option”) and (2) an early exercisable stock option to purchase 484,000 shares of the company’s common stock (the “Performance Option”). In addition, at the first Board meeting following the Company’s completion of its next equity round of financing and provided the Company has received a current independent valuation of the Company’s common stock in accordance with the provisions of Section 409A, it will be recommended that Executive be granted, subject to Executive’s continued employment on the date of grant, an additional early exercisable option (the “Top-Up Option”) to purchase a number of shares of the Company’s common stock such that the sum of the combined ownership percentage in the Company covered by the Initial Option, and the Top-Up Option would equal four percent (4%) of the Company’s fully diluted common stock (on an as-converted basis) immediately following the final closing of such financing provided that the gross amount of the financing is no more than $20 million dollars. For the avoidance of doubt, if the gross amount raised in the next equity financing is more than $20 million, the four percent (4%) fully diluted ownership percentage will still be based on a $20 million gross financing even if the actual amount of the financing is a greater amount. The Initial Option, Performance Option and Top-Up Option is referred to herein as the “Options.”

(ii) The vesting commencement date for the Initial Option and the Performance Option, shall be the Start Date (the “Vesting Commencement Date”) and the exercise price shall be at least equal to the fair market value of the Company’s common stock on the date of grant. The vesting commencement date for the Top-Up Option, if granted will be the date of closing of the financing referred to in Section 3(d)(i) above (the “Top-Up Vesting Commencement Date”). The Options will be, to the maximum extent possible under the $100,000 rule of Section 422(d) of the Code, “incentive stock options” (as defined in Section 422 of the Code). Subject to any accelerated vesting provisions, the Initial Option and any Top-Up Option will vest as to twenty-five percent (25%) of the shares subject to the Initial Option and any Top-Up Option on the twelve (12) month anniversary of the Vesting Commencement Date and the Top-Up Vesting Commencement Date respectively and as to 1/48th of the shares subject to the Initial Option and any Top-Up Option each month thereafter on the monthly anniversary of the Vesting Commencement Date and the Top-Up Vesting Commencement Date respectively so that the Initial Option and any Top-Up Option will be fully vested on the four (4) year anniversary of the Vesting Commencement Date and the Top-Up Vesting Commencement Date respectively, subject to Executive’s continued service to the Company through each such vesting date. Subject to any accelerated vesting provisions, the Performance Option will vest as follows (A) 242,000 shares subject to the Performance Option shall vest upon the “tools” portion of the business becoming profitable in accordance with Generally Accepted Accounting Principles and (B) 242,000 shares subject to the Performance Option shall vest upon the Federal Drug Administration’s (the “FDA”) final approval of a NanoString submitted in vitro diagnostic test, subject to Executive’s continued service to the Company through such applicable event. The Options will be subject to the terms, definitions and provisions of the Company’s 2004 Stock Option Plan (the “Equity Plan”) and the applicable stock option agreement(s) by and between Executive and the Company (the “Option Agreement”), each of which documents are incorporated herein by reference.

(iii) Notwithstanding the foregoing, in the event that there is a Change in Control (as such term is defined in the Equity Plan), then (i) if the Change in Control is consummated prior to the last day of the 18th month following the Start Date, then the unvested Options that would have vested through the last day of the 12 month anniversary of the Change in Control shall be immediately and fully vested; and (ii) if the Executive is Involuntary Terminated upon or within twelve (12) months after the effective date of such Change in

Control, then one hundred percent (100%) of the then unvested portion of the Options shall immediately vest and become exercisable upon such termination.

4. Promissory Note. The Company will extend to Executive a full recourse loan of $115,000 (the “Promissory Notes”) within thirty (30) days of the Start Date, which will bear interest at a rate equal to the annual mid-term applicable federal rate (AFR) as of the effective date of the Promissory Note. The Promissory Notes will be due and payable (the “Due Date”) on the earliest to occur of: (i) the four (4) year anniversary of the issuance of the Promissory Note, (ii) Executive terminates his employment for a reason other than Good Reason or Company terminates Executive’s employment for Cause, (iii) a bankruptcy or insolvency proceeding is instituted by or against Executive not dismissed within sixty (60) days of filing by the bankruptcy court, or (iv) upon the day prior to the earlier of (A) the date the Securities and Exchange Commission declares effective the Company’s initial public offering of its equity securities, (B) the date the Company is acquired by a company whose securities are publicly traded, if, in either case, the existence of the Promissory Note would violate any applicable law (including, without limitation, the SarbanesOxley Act of 2002), or (C) the date the Company determines, in its discretion, that any change in Company’s or Executive’s status would cause the loan evidenced by the Promissory Note to be deemed a prohibited extension or maintenance of credit by the Company (or any successor entity) under Section 402 of the Sarbanes-Oxley Act of 2002 or any other applicable law. Upon the Due Date, any unpaid balance may be deducted by the Company from any amounts otherwise due to Executive and if this is not sufficient to repay the outstanding balance, Executive must repay it within thirty (30) days of such Due Date.

5. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s medical plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. Executive shall also be entitled to take paid vacation consistent with the Company’s vacation policy approved by the Board.

6. Vacation. Executive will be entitled to accrue up to twenty-two (22) days of paid time off per calendar year, pro-rated for the remainder of the 2010 calendar year, with such accrual capped at thirty (30) days. In addition to Executive’s regularly earned paid time off, Executive will be granted an additional five (5) days of paid time off upon the commencement of Executive’s employment. Paid time off may not be taken before it is accrued.

7. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

8. Severance Benefits.

(a) Involuntary Termination. If Executive’s employment with the Company terminates as a result of an Involuntary Termination (as defined below), and Executive and Company execute and do not revoke a mutual release of claims (other than Executive’s rights to indemnification) with the Company by no later than sixty (60) days after the date of termination, then, subject to Executive’s compliance with Section 11, Executive shall (i) receive severance pay (less applicable withholding taxes) at a rate equal to his Base Salary rate, as then in effect, for a period of twelve (12) months from the date of such termination (such payments shall be paid periodically in accordance with the Company’s normal payroll policies) and (ii) all unpaid Special Bonuses not paid under Section 3(b) shall be immediately paid to the Executive by the Company in a lump sum payment within 10 business days of the execution of the mutual release

(b) Voluntary Termination; Termination for Cause. If Executive’s employment with the Company (or any parent or subsidiary or successor of the Company) is terminated voluntarily by Executive (subject to Sections 3(d)(iii) and 8(a)) or for Cause by the Company, then all vesting will terminate immediately with respect to Executive’s outstanding equity awards, all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned) and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

(c) Termination by Reason of Death or Disability. If Executive’s employment with the Company terminates as a result of Executive’s death or Disability (as defined in Section 9 below), Executive or Executive’s estate or representative will receive all salary accrued (plus any other amounts payable as determined by the Board in its sole discretion) as of the date of Executive’s death or Disability and any other benefits payable under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death or Disability and in accordance with applicable law. Such payments shall be made by the Company periodically in accordance with the Company’s normal payroll policies with respect to each element of such payments.

(d) Exclusive Remedy. In the event of a termination of Executive’s employment with the Company Or any parent or subsidiary or successor of the Company), the provisions of this Section 8 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no severance or other benefits upon termination of employment with respect to acceleration of award vesting or severance pay other than those benefits expressly set forth in Section 3(d)(iii) and this Section 8.

9. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as (i) a violation of a material written Company policy that is communicated by the Board to Executive and that continues uncured for thirty (30) days after notification of Executive by Company of such violation, (ii) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee, (iii) Executive’s conviction of, or plea of nolo contendere to, a felony, (iv) Executive’s gross misconduct, (v) the failure or refusal of Executive to follow the lawful and proper directives of the Board that are within the scope of the Executive’s duties set forth in Section 1 above and that is not corrected within thirty (30) days after written notice from the Board to Executive identifying such failure or refusal or (vi) Executive’s material breach of the PIIA (as defined below) or Section 11(b) hereof.

(b) Disability. For purposes of this Agreement, “Disability” shall mean that Executive has been unable to perform his duties hereunder as the result of his incapacity due to physical or mental illness, and such inability, which continues for at least 120 consecutive calendar days or 150 calendar days during any consecutive twelve-month period, is determined to be total and permanent by a physician selected by the Company and its insurers and acceptable to Executive or to Executive’s legal representative (with such agreement on acceptability not to be unreasonably withheld).

(c) Good Reason. For purposes of this Agreement, “Good Reason” shall mean if (A) there is (1) a material and permanent diminution in Executive’s duties, authority or responsibilities as set forth in Section 1(a) of this Agreement causing such position to be of materially reduced stature or responsibility including a requirement that the Executive is required to report to a corporate officer or employee instead of reporting directly to the board of directors of the Company or, if the Company becomes a subsidiary of another corporation, the board of directors of the Company’s parent company, (2) a reduction of more than ten percent (10%) in Executive’s Base Salary then in effect (other than any such reduction applicable to officers of the Company generally), (3) any material breach by the Company of any provision of this Agreement, or (4) a refusal by Executive, following a request by the Company, to relocate to a facility or location more than fifty (50) miles from the Company’s current location, and (B) Executive provides notice to the Company within ninety (90) days after the initial occurrence of the condition or event described above, the Company fails to cure or remedy any such condition or event within the thirty (30) day period following its receipt of the notice, and Executive thereafter elects to terminate his employment voluntarily within thirty (30) days after the expiration of the period for correcting such condition or event; provided, however, that none of the foregoing shall constitute Good Reason to the extent that Executive has agreed in writing to such material diminution, reduction, breach or refusal, and provided further that any change in Executive’s job function or responsibilities in order to accommodate a disability under the Americans with Disabilities Act, the Family Medical Leave Act or any analogous statute or law shall not constitute a basis for Executive to involuntarily terminate his employment hereunder.

(d) Involuntary Termination. For purposes of this Agreement, an “Involuntary Termination” shall be deemed to occur if: (i) Executive’s employment with the Company is terminated by the Company for any reason other than Cause (and for a reason other than Executive’s death or Disability); or (ii) Executive terminates his employment with the Company for Good Reason.

10. Proprietary Information and Inventions Agreement. Executive agrees to enter into and be bound by the terms and conditions of the Company’s standard Proprietary Information and Inventions Agreement (the “PIIA”), a copy of which is attached hereto as Exhibit A.

11. Conditional Nature of Severance Payments.

(a) Non-Solicitation; Non-Competition. Executive agrees and acknowledges that Executive’s right to receive the severance benefits set forth in Section 8 (to the extent Executive is otherwise entitled to such benefits) shall be conditioned upon Executive’s continued compliance with Section 8 (Non-Solicitation) and Section 9 (Non-Competition) of

the PIIA and Section 11(b) of this Agreement. Upon any breach of this section, all severance benefits pursuant to this Agreement shall immediately cease including, without limitation, Executive’s right to exercise any stock options on a date that is more than ninety (90) days after the date that Executive’s employment was terminated.

(b) Non-Disparagement. During and after the Employment Term, Executive agrees to refrain from any defamation, libel or slander of the Company and its officers, directors, employees, agents, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, and any tortious interference with the contracts, relationships and prospective economic advantage of any of the foregoing persons and entities.

(c) Understanding of Covenants. Executive represents that he (i) is familiar with the covenants set forth in Section 8 and Section 9 of the PIIA, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of such covenants.

(d) Application of Section 409A.

(i) Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (the “Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.

(ii) Any severance payments or benefits under this Agreement that would be considered “deferred compensation” under Section 409A will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 11(d)(iv) below. Except as required by Section 11(d)(iv), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(iii) It is intended that each installment of severance pay provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that severance and other payments set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A- 1(13)(9).

(iv) If the Company (or, if applicable, the successor entity thereto) determines that any payments or benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments and benefits shall be delayed until the earlier to occur of: (a) the date that is six months and one day after Executive’s Separation From Service, or (b) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (i) pay to Executive a lump sum amount equal to the sum of the payments and benefits that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Section and (ii) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement.

(v) The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(e) Indemnification. The Executive shall be entitled to coverage and indemnification with respect to his actions or omissions as an officer of the Company in accordance with and to the fullest extent provided by the Company’s bylaws and articles of incorporation, and any separate indemnification agreement, if any, and any insurance policy maintained by the Company that covers officers with respect to such matters.

12. Confidentiality of Terms. Executive agrees to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this Agreement to any person, including other employees of the Company; provided, however, that Executive may discuss such terms with members of Executive’s immediate family and any legal, tax or accounting specialists who provide Executive with individual legal, tax or accounting advice.

13. 280G.

(a) If any amounts payable under this Agreement would be subject to the excise tax imposed under Code Section 4999 on “excess parachute payments”, the Company will take commercially reasonable efforts to avail itself of the exemption set forth in Code Section 280G(b)(5), subject to the cooperation of the Executive. The calculations under this Section will be made in a manner consistent with the requirements of Code Section 280G and 4999, as in effect at the time the calculations are made.

14. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

15. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

NanoString Technologies, Inc.

530 Fairview Ave. N., Suite 2000

Seattle, WA 98109

Attn: Secretary

If to Executive:

to the last residential address known by the Company.

With a copy to:

James L. Hauser, Esq.

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

Telephone: (617) 856-8130

Facsimile: (617) 856-8201

16. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

17. Arbitration.

(a) General. In consideration of Executive’s service to the Company, his promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone

(including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in the Revised Code of Washington Chapter 7.04 (the “Rules”) and pursuant to Washington law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, claims of harassment, discrimination or wrongful termination. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”). that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or the Washington Code of Civil Procedure. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator shall issue a written decision on the merits with findings of fact and conclusions of law. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence. Prior to a Change of Control, the Executive shall be entitled to reimbursement of his legal fees and expenses, in an amount not to exceed $50,000, by the Company if he prevails in an action to enforce his rights. Following a Change of Control, the Executive shall be entitled to advancement of his reasonable legal fees and expenses, in an amount not to exceed $100,000 in an action to enforce his rights; provided, however, that if the Company prevails in such action and, then the Executive shall repay such advancement promptly upon demand by the Company.

(c) Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the PIIA or any other agreement regarding trade secrets, confidential information, non-competition, non-solicitation or non-disparagement. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

(e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Washington State Human Rights Commission, Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or any other person. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

18. Additional Conditions to Employment. Executive’s acceptance of this Agreement and commencement of employment with the Company is contingent upon final reference checks and the execution, and delivery to an officer of the Company, of the PIAA, prior to or on Executive’s Start Date. In addition, for purposes of federal immigration law, Executive will be required to provide to the Company documentary evidence of Executive’s identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of the Start Date.

19. Integration. This Agreement, together with the Equity Plan, Option Agreement(s) and the PIIA represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

20. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

21. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

22. Governing Law. This Agreement will be governed by the laws of the State of Washington, without giving effect to principles of conflict of laws.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

NANOSTRING TECHNOLOGIES, INC.

By:	/s/ Nicholas G. Galakatos
Print Name: Nicholas G. Galakatos
Title: Director

EXECUTIVE:

/s/ R. Bradley Gray
Robert Bradley Gray

EXHIBIT A

NANOSTRING TECHNOLOGIES, INC.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

(WASHINGTON EMPLOYEES)

In consideration for my becoming employed (or my employment being continued), or retained as a consultant (or my consulting relationship being continued), by NanoString Technologies, Inc. or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), the Company and I hereby agree as follows:

1. Duties. I will perform for the Company such duties as may be designated by the Company from time to time. During my period of employment or consulting relationship with the Company, I will devote my best efforts to the interests of the Company and will not engage in other employment or in any activities detrimental to the best interests of the Company without the prior written consent of the Company.

2. Confidentiality Obligation. I understand and agree that all Proprietary Information (as defined below) shall be the sole property of the Company and its assigns, including all trade secrets, patents, copyrights and other rights in connection therewith. I hereby assign to the Company any rights I may acquire in such Proprietary Information. I will hold in confidence and not directly or indirectly to use or disclose, both during my employment by or consulting relationship with the Company and after its termination (irrespective of the reason for such termination), any Proprietary Information I obtain or create during the period of my employment or consulting relationship, whether or not during working hours, except to the extent authorized by the Company, until such Proprietary Information becomes generally known. I agree not to make copies of such Proprietary Information except as authorized by the Company. Upon termination of my employment or consulting relationship or upon an earlier request of the Company, I will return or deliver to the Company all tangible forms of such Proprietary Information in my possession or control, including but not limited to drawings, specifications, documents, records, devices, models or any other material and copies or reproductions thereof.

3. Ownership of Physical Property. All document, apparatus, equipment and other physical property in any form, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by me or others in connection with my employment or consulting relationship shall be and remain the sole property of the Company. I shall return to the Company all such documents, materials and property as and when requested by the Company, except only (i) my personal copies of records relating to my compensation; (ii) if applicable, my personal copies of any materials evidencing shares of the Company’s capital stock purchased by me and/or options to purchase shares of the Company’s capital stock granted to me; (iii) my copy of this Agreement and (iv) my personal property and personal documents I bring with me to the Company and any personal correspondence and personal materials that I accumulate and keep at my office during my employment (my “Personal Documents”). Even if the Company does not so request, I shall return all such documents, materials and property upon termination of my employment or consulting relationship, and, except for my Personal Documents, I will not take with me any such documents, material or property or any reproduction thereof upon such termination.

4. Assignment of Inventions.

(a) Without further compensation, I hereby agree promptly to disclose to the Company, all Inventions (as defined below) which I may solely or jointly develop or reduce to practice during the period of my employment or consulting relationship with the Company which (i) pertain to any line of business activity of the Company, (ii) are aided by the use of time, material or facilities of the Company, whether or not during working hours or (iii) relate to any of my work during the period of my employment or consulting relationship with the Company, whether or not during normal working hours (“Company Inventions”). During the term of my employment or consultancy, all Company Inventions that I conceive, reduce to practice, develop or have developed (in whole or in part, either alone or jointly with others) shall be the sole property of the Company and its assigns to the maximum extent permitted by law (and to the fullest extent permitted by law shall be deemed “works made for hire”), and the Company and its assigns shall be the sole owner of all patents, copyrights, trademarks, trade secrets and other rights in connection therewith. I hereby assign to the Company any rights that I may have or acquire in such Company Inventions.

(b) I attach hereto as Exhibit A a complete list of all Inventions, if any, made by me prior to my employment or consulting relationship with the Company that are relevant to the Company’s business, and I represent and warrant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement. If in the course of my employment or consultancy (as the case may be) with the Company, I use or incorporate into a product or process an Invention not covered by Section 4(a) of this Agreement in which I have an interest, the Company is hereby granted a nonexclusive, fully paid-up, royalty-free, perpetual, worldwide license of my interest to use and sublicense such Invention without restriction of any kind.

NOTICE REQUIRED BY REVISED CODE OF WASHINGTON 49.44.140:

Any assignment of Inventions required by this Agreement does not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the employee’s own time, unless (a) the Invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development or (b) the Invention results from any work performed by the employee for the Company.

5. Further Assistance; Power of Attorney. I agree to perform, during and after my employment or consulting relationship, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions assigned to the Company as set forth in Section 4 above. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate the Company and its duly authorized officers and agents as my agent and attorney-in fact, to execute and file on my behalf any such applications and to do all other lawful acts to further the prosecution and issuance of patents, copyright and mask work registrations related to such Inventions. This power of attorney shall not be affected by my subsequent incapacity.

6. Inventions. As used in this Agreement, the term “Inventions” means discoveries, developments, concepts, designs, ideas, know-how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable.

This includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon.

7. Proprietary Information. As used in this Agreement, the term “Proprietary Information” means information or physical material not generally known or available outside the Company or information or physical material entrusted to the Company by third parties. This includes, but is not limited to, Inventions, confidential knowledge, copyrights, product ideas, techniques, processes, formulas, object codes, biological materials, mask works and/or any other information of any type relating to documentation, laboratory notebooks, data, schematics, algorithms, flow charts, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, sales, pricing, customers, the salaries, duties, qualifications, performance levels and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations. Proprietary Information may be contained in material such as drawings, samples, procedures, specifications, reports, studies, customer or supplier lists, budgets, cost or price lists, compilations or computer programs, or may be in the nature of unwritten knowledge or know-how.

8. Solicitation of Employees, Consultants and Other Parties. During the term of my employment or consulting relationship with the Company, and for a period of one year following the termination of my relationship with the Company for any reason, I will not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for myself or any other person or entity. Further, at any time following termination of my relationship with the Company for any reason, I shall not use any Proprietary Information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing any of the Company’s products or services, or solicit any licensor to or customer of the Company or licensee of the Company’s products, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my relationship with the Company.

9. Noncompetition. During the term of my employment or consulting relationship with the Company and for one year following the termination of my relationship with the Company for any reason, I will not, without the Company’s prior written consent, directly or indirectly work on any products or services that are competitive with products or services (a) being commercially developed or exploited by the Company during my employment or consultancy and (b) which are based upon multiplexed detection and quantification of nucleic acids or proteins using direct imaging of target-specific labels.

For purposes of this Agreement, you will not be deemed, directly or indirectly, either by yourself or in conjunction with others, to be engaged or interested in, with a product or services that are competitive with the Company’s products or services if you do not have any relationship with or provide services to the portion, subsidiary, division or line of business of the business that is or will be engaged in selling or developing the same products and services as the Company.

10. No Conflicts. I represent that my performance of all the terms of this Agreement as an employee of or consultant to the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my becoming an employee or consultant of the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

11. No Interference. I certify that, to the best of my information and belief, I am not a party to any other agreement which will interfere with my full compliance with this Agreement.

12. Effects of Agreement. This Agreement (a) shall survive for a period of five years beyond the termination of my employment by or consulting relationship with the Company, (b) inures to the benefit of successors and assigns of the Company and (c) is binding upon my heirs and legal representatives.

13. At-Will Relationship. I understand and acknowledge that my employment or consulting relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the relationship at any time for any reason or no reason, without further obligation or liability.

14. Injunctive Relief. I acknowledge that violation of this Agreement by me may cause irreparable injury to the Company, and I agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

15. Miscellaneous. This Agreement supersedes any oral, written or other communications or agreements concerning the subject matter of this Agreement, and may be amended or waived only by a written instrument signed by me and the Chief Executive Officer of the Company. This Agreement shall be governed by the laws of the State of Washington applicable to contracts entered into and performed entirely within the State of Washington, without giving effect to principles of conflict of laws. If any provision of this Agreement is held to be unenforceable under applicable law, then such provision shall be excluded from this Agreement only to the extent unenforceable, and the remainder of such provision and of this Agreement shall be enforceable in accordance with its terms.

16. Acknowledgment. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

[Signature Page Follows]

The undersigned have executed this Proprietary Information and Inventions Agreement as of the date set forth below.

NANOSTRING TECHNOLOGIES, INC.	Robert Bradley Gray, an Individual

/s/ Wayne Burns	/s/ R. Bradley Gray
Signature	Signature
Wayne D. Burns

Dated: June 25, 2010	Dated: June 25, 2010

SIGNATURE PAGE TO NANOSTRING TECHNOLOGIES, INC.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

Exhibit A

Nanostring Technologies, Inc.

530 Fairview Ave N, Suite 2000

Seattle, WA 98109

Ladies and Gentlemen:

1. The following is a complete list of all Inventions relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me, alone or jointly with others or which has become known to me prior to my employment by the Company. I represent that such list is complete.

None

2. I propose to bring to my employment or consultancy the following materials and documents of a former employer:

☒	No materials or documents.

☐	See below:

By:	/s/ R. Bradley Gray
Robert Bradley Gray